EXHIBIT 4.02
CITIGROUP INC.,
as Issuer
and
THE BANK OF NEW YORK MELLON,
as Trustee
Fifth Supplemental Indenture
Dated as of November 2, 2009
Supplement to Indenture of Citigroup Inc.
dated as of July 23, 2004

          FIFTH SUPPLEMENTAL INDENTURE, dated as of November 2, 2009 (this “Fifth Supplemental Indenture”), between CITIGROUP INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee”) under the Indenture, dated as of July 23, 2004 (the “Base Indenture”), supplemented by a First Supplemental Indenture, dated as of December 3, 2007 (the “First Supplemental Indenture,” and the Base Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”).
RECITALS:
          WHEREAS, the Company and the Trustee entered into the Indenture to establish the terms of the 6.320% Junior Subordinated Deferrable Interest Debentures due March 15, 2041 (the “Debentures”);
          WHEREAS, in accordance with Section 2.5(a) of the First Supplemental Indenture, as of November 1, 2009, the Stated Maturity of the Debentures is January 15, 2015;
          WHEREAS, in accordance with Section 2.5(c) of the First Supplemental Indenture, as of November 1, 2009, the subordination provisions in Article XIV of the Indenture become inapplicable to the Debentures and, as a consequence, the Debentures became Senior Indebtedness;
          WHEREAS, the Indenture may be amended without the consent of any Holder in accordance with Sections 9.1(2) and 9.2(8) of the Base Indenture;
          WHEREAS, the Company has sent notice of the exercise of its right under Section 8.1(a)(v) of the Declaration of Citigroup Capital XXIX, a Delaware statutory trust (the “Trust”) to dissolve the Trust and distribute all of the Debentures to the holders of the Trust Securities on November 23, 2009;
          WHEREAS, in accordance with Sections 1.2 and 9.3 of the Base Indenture, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Fifth Supplemental Indenture have been complied with; and
          WHEREAS, the Company has requested that the Trustee execute and deliver this Fifth Supplemental Indenture and satisfy all requirements necessary to make this Fifth Supplemental Indenture a valid instrument in accordance with its terms, and all acts and things necessary have been done and performed to make this Fifth Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Fifth Supplemental Indenture has been duly authorized in all respects:
          NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE I
DEFINITIONS; GENERAL
          Section 1.1 Definition of Terms.
          Unless the context otherwise requires (including for purposes of the Recitals):
          (a) a term defined in the Indenture has the same meaning when used in this Fifth Supplemental Indenture unless otherwise specified herein;
          (b) a term defined anywhere in this Fifth Supplemental Indenture has the same meaning throughout;
          (c) the definition of any term in this Fifth Supplemental Indenture that is also defined in the Indenture, shall for the purposes of this Fifth Supplemental Indenture supersede the definition of such term in the Indenture;
          (d) the definition of a term in this Fifth Supplemental Indenture is not intended to have any effect on the meaning or definition of an identical term that is defined in the Indenture insofar as the use or effect of such term in the Indenture, as previously defined, is concerned;
          (e) the singular includes the plural and vice versa;
          (f) headings are for convenience of reference only and do not affect interpretation; and
          (g) the following terms have the meanings given to them in this Section 1.1(g):
          “Base Indenture” has the meaning set forth in the recitals hereto.
          “Event of Default” has the meaning set forth in Section 2.3 hereof.
          “Indenture” has the meaning set forth in the recitals hereto.
          “Reset Cap” as of any Remarketing Date, means the prevailing market yield, as determined by the Remarketing Agent, of the benchmark U.S. treasury security having a remaining maturity that most closely corresponds to the period from such date until the Stated Maturity of the Debentures, plus 7.0% per annum.
     Section 1.2 General. The terms of this Fifth Supplemental Indenture shall apply to the Debentures issued under the Indenture only and shall not apply to any other series of Securities.

ARTICLE II
AMENDMENTS TO THE TERMS AND CONDITIONS OF THE DEBENTURES
     Section 2.1 Title of Debentures. As a consequence of the elections made by the Company in accordance with Section 2.5 of the First Supplemental Indenture, the title of the Debentures is hereby amended and restated in its entirety as follows: “6.320% Notes due January 15, 2015.”
     Section 2.2 Payment of Interest. The Company hereby surrenders its right to defer payments of interest on the Debentures as provided for in Article XIII of the Base Indenture and Section 2.1(a)(12) of the First Supplemental Indenture, with the effect that the Company shall no longer have this right with respect to the Debentures.
     Section 2.3 Denomination. The Debentures as modified by this Fifth Supplemental Indenture shall be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000.
ARTICLE III
AMENDMENTS TO THE INDENTURE
     Section 3.1 Events of Default. Section 5.1 of the Base Indenture is hereby amended with respect to the Debentures, by deleting the existing paragraph (a) in its entirety, and inserting the following paragraph:
          “(a) the failure of the Company to pay any installment of interest on any of the Debentures, when and as the same shall become payable, which failure shall have continued unremedied for a period of 30 days;”
     Section 3.2 Remarketing. The provisions of Sections 5(a), (b) and (c) of Annex I to the Declaration, along with all associated defined terms not otherwise defined in the Indenture or this Fifth Supplemental Indenture, shall be deemed to apply, mutatis mutandis, to a Remarketing of the Debentures.
     Section 3.3 Final Terms. In accordance with the final sentence of Section 9.6 of the Base Indenture, on the Remarketing Settlement Date associated with a Successful Remarketing, the final terms of the Debentures shall be reflected in the security certificate or certificates evidencing the Debentures.
ARTICLE IV
MISCELLANEOUS
     Section 4.1 Effectiveness. This Fifth Supplemental Indenture will become effective upon its execution and delivery.

     Section 4.2 Trustee. The Trustee accepts the trusts created by this Fifth Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Fifth Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.
     Section 4.3 Ratification. The Indenture as supplemented by this Fifth Supplemental Indenture is in all respects ratified and confirmed, and this Fifth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
     Section 4.4 Governing Law.
          This Fifth Supplemental Indenture shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard for the principles in its conflicts of laws.
     Section 4.5 Counterparts.
          This Fifth Supplemental Indenture may be executed in any number of separate counterparts each of which shall be an original for all purposes; but such separate counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the day and year first above written.

CITIGROUP INC.
By	/s/ ERIC W. ABOAF
	Name:	Eric W. Aboaf
	Title:	Treasurer

THE BANK OF NEW YORK MELLON, as Trustee
By	/s/ CHRISTOPHER GREENE
	Name:	Christopher Greene
	Title:	Vice President

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